Exhibit 99.1

For Immediate Release	Contact: Barbara Thompson
July 26, 2010	First Citizens BancShares
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR SECOND QUARTER 2010

RALEIGH, N.C. – First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending June 30, 2010, of $28.6 million, compared to $6.2 million for the corresponding period of 2009, according to Frank B. Holding, Jr., chairman of the board. The increase in net income during 2010 was the result of higher net interest income and noninterest income, offset by a higher provision for loan and lease losses and noninterest expense.

Per share income for the second quarter 2010 totaled $2.74, compared to $0.59 for the same period a year ago. First Citizens’ current quarter results generated an annualized return on average assets of 0.54 percent and an annualized return on average equity of 6.83 percent, compared to respective returns of 0.14 percent and 1.73 percent for the same period of 2009.

Second quarter net interest income increased $47.8 million, or 40.9 percent, from the same period of 2009, due to a 52 basis point increase in the net yield on interest-earning assets and significantly higher average interest-earning assets. The taxable-equivalent net yield on interest-earning assets improved in each of the past four quarters, primarily due to favorable changes in deposit costs and the positive impact of acquired loans and assumed deposits from FDIC-assisted transactions.

Interest-earning assets averaged $18.8 billion during the second quarter of 2010, an increase of $3.05 billion over the second quarter of 2009, due to growth in loans and investment securities. Average loans outstanding increased $2.58 billion, or 22.2 percent, since the second quarter of 2009. As a result of higher loan yields, the taxable-equivalent yield on interest-earning assets grew 7 basis points from 4.59 percent during the second quarter of 2009 to 4.66 percent during the second quarter of 2010.

Average interest-bearing liabilities increased by $2.76 billion, or 21.5 percent, during the second quarter of 2010, due to higher levels of deposits, partially offset by lower short-term borrowings. The large deposit increase was caused by strong growth in legacy markets as well as the impact of assumed deposits. The rate on interest-bearing liabilities decreased 52 basis points from 1.87 percent during the second quarter of 2009 to 1.35 percent during the same period of 2010.

The provision for loan and lease losses equaled $31.8 million during the second quarter of 2010, an $11.1 million, or 53.3 percent, increase over the same period of 2009. The higher provision for loan and lease losses resulted principally from allowance adjustments related to post-acquisition deterioration of acquired loans covered by loss-share agreements with the FDIC. Exclusive of losses related to loans covered under loss-share agreements with the FDIC, net charge-offs declined to $12.6 million during the second quarter of 2010, compared to $20.8 million during the second quarter of 2009. On an annualized basis, net charge-offs of noncovered loans for the second quarter of 2010 represented 0.45 percent of average noncovered loans and leases, compared to 0.72 percent for the same period of 2009.

Noninterest income totaled $92.6 million during the second quarter of 2010, a $21.2 million, or 29.7 percent, increase from 2009. Much of the increase results from post-acquisition adjustments to the FDIC receivable for the recoverable portion of post-acquisition deterioration in covered loans and other real estate. Significant increases were noted in Wealth Management Services and cardholder and merchant services all of which relate to modest improvements in economic conditions.

Noninterest expense equaled $181.8 million during the second quarter of 2010, up $22.7 million, or 14.2 percent. Salary expense increased $10.7 million, or 16.8 percent, for the quarter due to new associates resulting from the FDIC-assisted transactions. Occupancy expense increased $2.5 million due to the acquired bank buildings. FDIC deposit insurance decreased $7.2 million, or 52.0 percent, during the second quarter of 2010, when compared to the same period of 2009 that included a $7.8 million special assessment.

For the six-month period ending June 30, 2010, net income equaled $133.2 million, or $12.76 per share, compared to $14.9 million, or $1.42 per share, earned during the same period of 2009. Annualized net income as a percentage of average assets was 1.31 percent during 2010, compared to 0.18 percent during 2009. The annualized return on average equity was 16.46 percent for the first six months of 2010, compared to 2.09 percent for the same period of 2009. The increase in net income during 2010 resulted primarily from the FDIC-assisted transactions involving First Regional Bank and Sun American Bank completed during the first quarter of 2010.

Year-to-date net interest income increased $83.1 million, or 35.7 percent, during 2010. Average interest-earning assets grew $2.55 billion, or 16.4 percent. Average loans and leases increased $2.31 billion, or 20.0 percent, during the first half of 2010. The taxable-equivalent net yield on interest-earning assets increased 49 basis points to 3.54 percent during 2010, versus 3.05 percent recorded during the comparable period of 2009. Balance sheet growth resulting from the FDIC-assisted transactions was largely responsible for the higher level of interest-earning assets and the significant improvement in the net yield on interest-earning assets.

The provision for loan and lease losses totaled $48.8 million for the first six months of 2010, compared to $39.5 million during 2009, a $9.3 million increase. Net charge-offs of noncovered loans totaled $26.2 million in 2010, down $8.6 million from 2009. Year-to-date net charge-offs of noncovered loans represented 0.45 percent of average noncovered loans and leases for 2010, compared to 0.60 percent for 2009.

Exclusive of the $132.6 million acquisition gains, noninterest income increased $27.5 million during the first six months of 2010. For 2010, noninterest income includes $15.5 million in adjustments to the FDIC receivable for the recoverable portion of estimated losses on covered assets. Cardholder and merchant services income increased $6.7 million, or 14.7 percent, while Wealth Management Services increased $3.7 million, or 16.6 percent, due to higher asset balances. These increases were offset by a $2.5 million reduction in mortgage income.

Noninterest expense increased $41.1 million, or 13.1 percent, during the first six months of 2010. Noninterest expense of the new branches resulting from the FDIC-assisted transactions totaled $40.4 million. Salary expense increased $17.3 million, or 13.4 percent, while occupancy expense increased $5.0 million, or 15.9 percent, during 2010. Equipment expense increased $2.9 million, or 10.0 percent. Partially offsetting these increases was a $6.5 million reduction in FDIC deposit insurance due to the absence of the special assessment recognized during the second quarter of 2009.

As of June 30, 2010, First Citizens BancShares had total assets of $21.1 billion. BancShares’ banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 443 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens’ Web site at firstcitizens.com.

###

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three Months Ended June 30		Six Months Ended June 30
(thousands, except share data; unaudited)	2010	2009	2010	2009
Interest income	$217,435	$176,841	$418,135	$356,493
Interest expense	52,573	59,809	102,237	123,656

Net interest income	164,862	117,032	315,898	232,837
Provision for loan and lease losses	31,826	20,759	48,756	39,482

Net interest income after provision for loan and lease losses	133,036	96,273	267,142	193,355
Gain on acquisitions	—	—	132,623	—
Other noninterest income	92,622	71,416	168,571	141,108
Noninterest expense	181,776	159,120	354,726	313,613

Income before income taxes	43,882	8,569	213,610	20,850
Income taxes	15,280	2,369	80,452	5,987

Net income	$28,602	$6,200	$133,158	$14,863

Taxable-equivalent net interest income	$165,937	$118,350	$318,013	$235,575

Net income per share	$2.74	$0.59	$12.76	$1.42
Cash dividends per share	0.30	0.30	0.60	0.60

Profitability Information (annualized)
Return on average assets	0.54%	0.14%	1.31%	0.18%
Return on average equity	6.83	1.73	16.46	2.09
Taxable-equivalent net yield on interest-earning assets	3.54	3.02	3.54	3.05

CONDENSED BALANCE SHEETS

(thousands, except share data; unaudited)	June 30 2010	December 31 2009	June 30 2009
Assets
Cash and due from banks	$625,857	$480,242	$637,896
Investment securities	3,771,861	2,932,765	3,749,525
Loans covered by FDIC loss share agreements	2,367,090	1,173,020	—
Loans and leases not covered by FDIC loss share agreements	11,622,494	11,644,999	11,523,045
Allowance for loan and lease losses	(188,169)	(172,282)	(162,282)
Receivable from FDIC for loss share agreements	692,242	249,842	—
Other assets	2,214,394	2,157,477	1,569,696

Total assets	$21,105,769	$18,466,063	$17,317,880

Liabilities and shareholders’ equity
Deposits	$17,787,241	$15,337,567	$14,358,149
Other liabilities	1,625,219	1,569,381	1,525,518
Shareholders’ equity	1,693,309	1,559,115	1,434,213

Total liabilities and shareholders’ equity	$21,105,769	$18,466,063	$17,317,880

Book value per share	$162.28	$149.42	$137.45
Tangible book value per share	151.21	138.98	127.32

SELECTED AVERAGE BALANCES

	Three Months Ended June 30		Six Months Ended June 30
(thousands, except shares outstanding; unaudited)	2010	2009	2010	2009
Total assets	$21,222,673	$17,309,656	$20,550,439	$17,128,427
Investment securities	3,732,320	3,578,604	3,398,135	3,413,655
Loans and leases	14,202,809	11,621,450	13,953,897	11,640,555
Interest-earning assets	18,778,108	15,725,319	18,103,265	15,550,310
Deposits	17,881,444	14,316,103	17,232,348	14,107,973
Interest-bearing liabilities	15,598,726	12,840,612	15,099,410	12,719,207
Shareholders’ equity	$1,679,837	$1,433,427	$1,631,756	$1,435,695
Shares outstanding	10,434,453	10,434,453	10,434,453	10,434,453

ASSET QUALITY

(dollars in thousands; unaudited)	June 30 2010	December 31 2009	June 30 2009
Nonaccrual loans covered by FDIC loss share agreements	$218,007	$116,446	$—
Nonaccrual loans not covered by FDIC loss share agreements	73,179	58,417	63,756
Other real estate covered by FDIC loss share agreements	98,416	93,774	—
Other real estate not covered by FDIC loss share agreements	46,763	40,607	33,301
Allowance for loan and lease losses allocated to:
Loans covered by FDIC loss share agreements	16,006	3,500	—
Loans not covered by FDIC loss share agreements	172,163	168,782	162,282
Ratio of allowance for loan and lease losses to loans and leases:
Covered by FDIC loss share agreements	0.68%	0.30%	—%
Not covered by FDIC loss share agreements	1.48	1.45	1.41
Net charge-offs of noncovered loans and leases, year-to-date	$26,192	$64,651	$34,769
Net charge-offs of noncovered loans to average noncovered loans and leases (annualized)	0.45%	0.56%	0.60%

CAPITAL INFORMATION

(dollars in thousands; unaudited)	June 30 2010	December 31 2009	June 30 2009
Tier 1 capital	$1,878,251	$1,752,384	$1,659,778
Total capital	2,151,196	2,047,684	1,945,751
Risk-weighted assets	13,172,870	13,136,815	12,482,759
Tier 1 capital ratio	14.26%	13.34%	13.30%
Total capital ratio	16.33	15.59	15.59
Leverage capital ratio	8.90	9.54	9.68